UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 5, 2025

APPLE iSPORTS GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-32389	88-0126444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Spectrum Center, Suite 900 Irvine, California	92612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 247-4210

(Former name or former address, if changed since the last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry of a Material Definitive Agreement.

On August 5, 2025, the Company entered into a Common Stock Purchase Agreement (the “Facility Agreement”) and related instruments with LDA Capital Group LLC, a Wyoming limited liability company (“Purchaser”).

Under the Facility Agreement, the Company has the ability to issue and sell to the Purchaser and the Purchaser shall purchase from the Company during a three year investment period up to a maximum of Twenty-Five Million Dollars ($25,000,000) of its common stock (the “Aggregate Limit”) on a firm commitment basis.

Subject to certain conditions, the Company, from time to time, may submit draw down requests to the Purchaser to purchase shares of the Company’s common stock at a prescribed purchase price. The amount of each draw down request (the “Draw Down Amount Requested”) shall not exceed four hundred percent (400%) (the “Draw Down Limit”) of the average daily trading volume for the ten (10) trading days immediately preceding a draw down request. The Purchaser shall be obligated to accept the Company’s draw down notice, provided that the Purchaser, in its sole discretion, shall not be obligated to accept more than fifty percent (50%) of the requested draw down amount and shall have the option to purchase up to two hundred percent (200%) of the Draw Down Amount Requested. The price per share to be paid by the Purchaser shall equal ninety percent (90%) of the average daily closing price during the pricing period for such Draw Down (the “Purchase Price”). The foregoing is subject to the Company filing with the Securities and Exchange Commission and have declared effective a Form S-1 covering the common stock subject to the Facility Agreement. The registration statement must be within 120 days from the closing date (August 5, 2025). In this regard, the parties have entered into a Registration Rights Agreement with respect to the registration of the common stock subject to the Facility Agreement.

Purchaser received a commitment fee from the Company equal to two percent (2%) of the Aggregate Limit payable as provided for in the Facility Agreement and an expense fee of $25,000. In addition, the Company issued a common stock purchase warrant (“Warrant”) to the Purchaser to acquire 7,692,492 shares of common stock at an initial exercise price of $7.76 per share. The exercise price shall be adjusted on the six and eighteen month anniversary to the lower of the initial exercise price or a price equal to 110% of the average of the VWAPs of the Company’s common stock over five trading days preceding each such date.

Pursuant to each of the Facility Agreement and the Warrant, subject to certain other conditions, the Purchaser will not be required to purchase such common stock or exercise of the Warrant, to the extent such exercise or conversion would cause the Purchaser to become, directly or indirectly, a "beneficial owner" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder) of a number of common shares or other securities of a class that is registered under the Exchange Act which exceeds 4.99%.

The Company relied on the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act") and Regulation D promulgated thereunder in connection with the issuance and sale of the Note, the Conversion Shares, the Warrant, and the Warrant Shares. The offer and sale of the Note, the Conversion Shares, the Warrant, and the Warrant Shares have not been registered under the Securities Act and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements of the Securities Act, and in each case in compliance with applicable state securities laws.

The Company’s Board of Directors approved and ratified the Facility Agreement and related instruments effective as of that same date.

Unless the context indicates otherwise, capitalized terms in the above description are as defined in the Common Stock Purchase Agreement. The descriptions of the Common Stock Purchase Agreement, the Warrant and the Registration Rights Agreement and are not exhaustive, and are qualified in their entirety by reference to each agreement which are filed as Exhibits 10.17, 10.18 and 10.19, respectively,

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Item 9.01. Financial Statements and Exhibits.

(d) Exhibits – The following exhibits are filed as part of this report:

Exhibit No.	Description of Exhibit
10.17	Common Stock Purchase Agreement by and between Apple iSports Group, Inc. and LDA Capital Group, LLC dated August 5, 2025.

10.18	Warrant to Purchase Common Stock issued to LDA Capital Group, LLC dated August 5, 2025.

10.19	Registration Rights Agreement by and between Apple iSports Group, Inc. and LDA Capital Group, LLC dated August 5, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple iSports Group, Inc. (Registrant)

Date: August 7, 2025	By:	/s/ Joe Martinez
Joe Martinez Chief Executive Officer

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